EXHIBIT 3.2

Garmin Ltd.
a Swiss corporation with its registered office in Schaffhausen, Switzerland

Organizational Regulations

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Part I	FUNDAMENTALS		3

	1	Purpose	3

	2	Organization	3

	3	Interpretation	3

Part II	ORGANIZATIONAL STRUCTURE		3

	4	Corporate Organization	3

Part III	MANAGEMENT PRINCIPLES		4

	5	Principle of Delegation	4

	6	Principle of Powers	4

	7	Reservation of Powers	4

Part IV	BOARD OF DIRECTORS		4

	8	Constitution	4

	9	Board Composition	4

	10	Powers and Duties	4

	11	Delegation of Management	6

	12	General Management and Use of Seal	6

	13	Meetings	7

	14	Attendance Quorum; Resolutions and Minutes	7

	15	Information and Reporting	8

	16	Compensation	8

	17	Interested Directors	9

Part V	CHAIRMAN OF THE BOARD OF DIRECTORS		10

	18	Powers and Duties	10

Part VI	BOARD COMMITTEES		10

	19	General	10

	20	Individual Board Committees	11

Part VII	CHIEF EXECUTIVE OFFICER (CEO)		11

	21	Powers and Duties	11

Part VIII	[INTENTIONALLY OMITTED]		11

	22	Powers and Duties	11

Part IX	EXECUTIVE MANAGEMENT, OTHER OFFICERS		11

	23	Composition of Executive Management; Powers and Duties	11

	24	[INTENTIONALLY OMITTED]	12

	25	Term of Office	12

Part X	GENERAL PROVISIONS		13

	26	Signatory Power	13

	27	Insurance	13

	28	Confidentiality	13

Part XI	FINAL PROVISIONS		13

	29	Effectiveness	13

	30	Change of or Amendments to these Organizational Regulations	13

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Part I	FUNDAMENTALS

1	Purpose

1.1
These Organizational Regulations are enacted by the board of directors of Garmin Ltd. (the “Company”) pursuant to Art. 716a and 716b of the Swiss Code of Obligations (“CO”) and Art. 30 of the Company’s Articles of Association (the “Articles of Association”).

1.2	These Organizational Regulations govern the internal organization as well as the duties, powers and responsibilities of the executive bodies of the Company.

2	Organization

2.1
For the purpose of these Organizational Regulations, the group (the “Group”) shall mean the Company and all companies in which the Company holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the board of directors. The executive bodies of the Company shall duly respect the legal independence of all Group companies and the local law applicable to them.

3	Interpretation

3.1	Words importing the singular number shall also include the plural number and vice-versa.

3.2	Words importing the masculine gender shall also include the feminine gender.

Part II	ORGANIZATIONAL STRUCTURE

4	Corporate Organization

4.1	The Company shall have the following functions and committees:

-	the board of directors (the “Board of Directors”);
-	the chairman of the Board of Directors (the “Chairman of the Board of Directors”);
-	the vice-chairman of the Board of Directors (“Vice-Chairman”)
-	the board committees established from time to time pursuant to these Organizational Regulations (the “Board Committees”);
-	the chief executive officer ( the “Chief Executive Officer”);
-	the executive management of the Company (the “Executive Management”);
-	the president (the “President”);
-	one or more vice-presidents (“Vice-Presidents”);
-	a secretary (the “Secretary”); and
-	one or more assistant secretaries (the “Assistant Secretary”).

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Part III	MANAGEMENT PRINCIPLES

5	Principle of Delegation

5.1
Unless a non-transferable or corporate body specific function allocation is stipulated in mandatory statutory law, the Articles of Association or in these Organizational Regulations all executive bodies shall delegate their powers and duties downwards to the lowermost hierarchical level of business respectively organ which is able to decide the matter appropriately by virtue of its knowledge and experience.

6	Principle of Powers

6.1	Every business unit and every organ shall have all powers required to take appropriate decisions within their allocated scope of duties.

7	Reservation of Powers

7.1
Subject to Sections 5 and 6 of these Organizational Regulations all executive bodies shall at all times case by case or in line with general powers reserved to them be entitled to intervene in the powers and duties of their hierarchical subordinated corporate bodies and to transact business dealings of those corporate bodies (“Powers Reserved”).

Part IV	BOARD OF DIRECTORS

8	Constitution

8.1
Where the Board of Directors consists of several persons it shall elect from among its members one Chairman. It may elect one or more Vice-Chairman. It shall further appoint a Secretary who does not need to be a member of the Board (such member hereinafter referred to as a “Director”). The Secretary shall keep the minutes of the General Meeting of the Shareholders and the meetings of the Board of Directors and give notice of such meetings and shall perform like duties for the Board Committees when so required. In the case of the absence of the Secretary or his inability to act, any Assistant Secretary (or, in the case of keeping minutes of the General Meeting of the Shareholders or the meetings of the Board of Directors or the Board Committees, any other person designated by the presiding officer of such meeting) may act in the Secretary’s place.

9	Board Composition

9.1
In selecting candidates for members of the Board of Directors the Board of Directors shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company.

9.2	Each Director shall be at least 21 years of age. Directors need not be shareholders of the Company.

10	Powers and Duties

10.1
The Board of Directors is the ultimate executive body of the Company and shall determine the principles of the business strategy and policies. The Board of Directors shall exercise its function as required by law, the Articles of Association and these Organizational Regulations.

10.2
The Board of Directors shall be authorized to pass resolutions on all matters that are not reserved to the General Meeting of the Shareholders or to other executive bodies by applicable law, the Articles of Association or these Organizational Regulations.

10.3	The Board of Directors has the following powers and duties, among others:

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a)	the supreme management of the Company and the issuance of the relevant instructions in accordance with applicable law and regulations;

b)	the determination of the Company’s organizational structure, including the promulgation and the amendment of these Organizational Regulations;

c)	the structuring of the Company’s accounting system, the financial controls and the financial planning;

d)
the overall supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles of Association, these Organizational Regulations and other applicable instructions and guidelines;

e)
the preparation, review and approval of the annual business report and the financial statements of the Company as well as the preparation of the General Meeting of the Shareholders and the implementation of its resolutions;

f)
the adoption of resolutions concerning an increase in the share capital of the Company to the extent such power is vested in the Board of Directors (Art. 651 para. 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Article of Association, as well as making the required report on the capital increase;

g)	the withdrawal or limitation of any preemptive rights or preferential subscription rights, as applicable;

h)	the notification of the judge if the liabilities of the Company exceed the assets of the Company (case of overindebtedness; Art. 725 CO);

i)	the establishment of the Company’s dividend policy;

j)
the proposal to the General Meeting of the Shareholders to increase or decrease the size of the Board of Directors and of candidates for election or reelection to the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee;

k)	the response to any takeover offer for the Company;

l)	the establishment of any code of ethics and business practice;

m)	the determination of any membership and terms of reference of any Board Committee;

n)
the approval of any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Federal Act of 3 October 2003 on Merger, Demerger, Transformation, and Transfer of Assets or the CO;

o)
the appointment and removal of the Chairman and of possible Vice-Chairman of the Board of Directors (giving due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company) and the Secretary;

p)	the appointment and removal of the members of the Board Committees and the Executive Management, as well as the determination of their signatory power;

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q)	the approval of the annual investment and operating budget;

r)	the approval of the share buybacks of the Company;

s)	the passing of resolutions concerning the setting-up or closure of branches, subsidiaries or representative offices in any form;

t)	the formation of foundations in any form especially pension funds;

u)	the examination of compliance with the legal requirements regarding the appointment, election and the professional qualifications of the external auditors.

11	Delegation of Management

11.1
To the extent permitted by applicable law and stock exchange rules, the Board of Directors herewith delegates, in the sense of Article 716b CO, the management of the Company to the Company's Executive Management, as further set out in Part VII and Part IX of these Organizational Regulations.

12	General Management and Use of Seal

12.1
The Board of Directors shall provide for the safe custody of the seal which shall only be used by the authority of the Board of Directors or of a Board Committee authorised by the Board of Directors in that behalf, and every instrument to which such seal shall be affixed shall be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Board of Directors for the purpose.  The securities seal which shall be a facsimile of the common seal with the word "Securities" engraved thereon shall be used exclusively for sealing securities issued by the Company and for sealing documents creating or evidencing securities so issued.  The Board of Directors may either generally or in any particular case resolve that the securities seal or any signatures or any of them may be affixed to certificates for shares, warrants, debentures or any other form of security by facsimile or other mechanical means specified in such authority or that any such certificates sealed with the securities seal need not be signed by any person.  Every instrument to which the seal is affixed as aforesaid shall, as regards all persons dealing in good faith with the Company, be deemed to have been affixed to that instrument with the authority of the Directors previously given.

12.2
The Company may have a duplicate seal as and where the Board of Directors shall determine, and the Company may by writing under the seal appoint any agents or agent, committees or committee abroad to be the agents of the Company for the purpose of affixing and using such duplicate seal and they may impose such restrictions on the use thereof as may be thought fit.  Wherever in the Articles of Association or the Organizational Regulations reference is made to the seal, the reference shall, when and so far as may be applicable, be deemed to include any such duplicate seal as aforesaid.

12.3
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, indorsed or otherwise executed, as the case may be, in such manner as the Board of Directors shall from time to time by resolution determine.  The Company's banking accounts shall be kept with such banker or bankers as the Board of Directors shall from time to time determine.

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13	Meetings

13.1
The Board of Directors may meet together for the dispatch of business, adjourn and otherwise regulate its meetings and proceedings as it thinks fit in any part of the world. The Board of Directors shall meet as often as business demands but at least once a year. Regularly scheduled meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a majority of the Board of Directors. Any Director may, by giving written reasons therefore, demand that a meeting of the Board of Directors be held without delay.

13.2
The Chairman of the Board of Directors, the President or a majority of the Directors may at any time summon a meeting of the Board of Directors. As a rule, at least five working days notice thereof shall be given to each Director either in writing or by electronic transmission at the address or telephone, facsimile or telex number from time to time notified to the Company by such Director or in such other manner as the Board of Directors may from time to time determine.

13.3
A meeting of the Board of Directors or any Board Committees may be held by means of a telephone or tele-conferencing or any other telecommunications facility provided that all participants are thereby able to communicate contemporaneously by voice with all other participants and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

14	Attendance Quorum; Resolutions and Minutes

14.1
The attendance quorum necessary for the transaction of the business of the Board of Directors shall be the absolute majority of the whole Board of Directors. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith. In absence of a quorum, a majority of the Directors present may adjourn the meeting to another time and place.

14.2
The Board of Directors shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of Art. 14 para. 1 above is satisfied. In case of an equality of votes the Chairman of the Board of Directors shall have a second or casting vote; in the case of elections this shall be decided by lot.

14.3
Resolutions of the Board of Directors or any Board Committee may be passed without a meeting by way of unanimous written consent of the whole Board of Directors or any Board Committee. A resolution in writing (in one or more counterparts) signed by the whole Board of Directors or all the members of any Board Committee, as applicable (including signed copies sent by facsimile or email), shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors or Board Committee, as the case may be, duly convened and held.

14.4
The Board of Directors shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Board of Directors and the Board Committees, respectively. The minutes shall be signed by the acting chairman of the Board of Directors or the Board Committee and the Secretary.

14.5
All acts bona fide done by any meeting of the Board of Directors or by a Board Committee or by any person acting as Director shall, notwithstanding that it shall be afterwards discovered that there was some defect in the appointment of such Director or persons acting as aforesaid or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or member of such Board Committee as the case may be.

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14.6
The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of Association as the necessary quorum of Directors, the continuing Director or Directors may act for the purpose of increasing the number of Directors to that number or of summoning a General Meeting of the shareholders but for no other purpose.

15	Information and Reporting

15.1	At board meetings, each Director is entitled to request and receive from other Directors and from the Chief Executive Officer information on all affairs of the Company.

15.2
Outside of the meetings of the Board of Directors, each Director may request information from the Chief Executive Officer on the general course of business and, upon approval of the Chairman of the Board of Directors, each Director may obtain information on specific transactions and/or access to business documents.

16	Compensation

16.1
Each member of the Board of Directors shall be entitled to receive by way of remuneration for their services as a Director or Board Committee member or for attendance at meetings of the Board of Directors or a Board Committee such sum as shall from time to time be determined by the Board of Directors, such sum to be divided amongst the Directors in such proportions and in such manner as they may agree, or failing agreement, equally, except that in such event any Director holding office for less than the whole of the relevant period in respect of which the remuneration is paid shall only rank in such division in proportion to the time during such period for which he has held office. In determining Director’s compensation, the Board of Directors shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company as well as the recommendations of the Compensation Committee. However, a Director who holds any salaried employment or office in the Company or a subsidiary of the Company shall not be entitled to receive an additional remuneration for his services as a Director or Board Committee member.

16.2
The Board of Directors may grant special remuneration to any Director, who shall perform any special or extra services at the request of the Company.  Such special remuneration may be made payable to such Director in addition to or in substitution for his ordinary remuneration as a Director, and may be made payable by way of salary, commission or participation in profits or otherwise as may be agreed.

16.3
The Directors shall be entitled to be paid all expenses, including travel expenses, reasonably incurred by them in or in connection with the performance of their duties as Directors including their expenses of travelling to and from Board meetings, committee meetings or General Meetings of the Shareholders or otherwise incurred whilst engaged on the business of the Company or in the discharge of their duties as Directors.

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17	Interested Directors

17.1
No Director or proposed Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company with any person, company or partnership of or in which any Director shall be a member or otherwise interested be capable on that account of being avoided, nor shall any Director so contracting or being any member or so interested be liable to account to the Company for any profit so realised by any such contract or arrangement by reason only of such Director holding that office or the fiduciary relationship thereby established, provided that such Director shall, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the Board of Directors at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which may subsequently be made by the Company.

17.2
Any Director may continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company in which the Company may be interested and (unless otherwise agreed between the Company and the Director) no such Director shall be liable to account to the Company or the members for any remuneration or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any such other company.  The Directors may exercise the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or is about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in the manner aforesaid.

17.3
A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profit or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.

17.4
No person shall be disqualified from the office of Director prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid provided however that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

17.5
A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 17 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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Part V	CHAIRMAN OF THE BOARD OF DIRECTORS

18	Powers and Duties

18.1	The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors.

18.2	Further, the Chairman of the Board of Directors has the following powers and duties:

a)	contacting the Chief Executive Officer between meetings of the Board of Directors in order to be informed about important business developments;
b)	preparing the agenda for the General Meetings of the Shareholders and the meetings of the Board of Directors;
c)	presiding over the General Meetings of the Shareholders and the meetings of the Board of Directors;
d)	informing the full Board of Directors without delay of material extraordinary events; and
e)	performing any other matters reserved by law, the Articles of Association or these Organizational Regulations to the Chairman of the Board of Directors.
f)
coordination of the Board Committees. The Chairman of the Board of Directors shall receive all invitations to and all minutes of any board committee meeting and shall be entitled to attend any such meeting as long as there are no matters discussed and resolved which affect his personal interests or those of Related Persons;

g)	representation of the overall interests of the Company towards third parties.

18.3
The Chairman of the Board of Directors shall act as chairman of the meetings of the Board; but if no such chairman is elected, or if at any meeting the chairman is not present within 15 minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairperson of the meeting.

Part VI	BOARD COMMITTEES

19	General

19.1
The Board of Directors may delegate any of its powers to Board Committees consisting of such member or members of the Board of Directors  as the Board of Directors thinks fit, and it may from time to time revoke such delegation or revoke the appointment of and discharge any Board Committee either wholly or in part, and either as to persons or purposes, but every Board Committee so formed shall in the exercise of the powers so delegated conform to any regulations that may from time to time be imposed upon it by the Board of Directors.

19.2
All acts done by any such Board Committee in conformity with such regulations and in fulfilment of the purposes for which it is appointed, but not otherwise, shall have the like force and effect as if done by the Board of Directors, and the Board of Directors shall have power, to remunerate the members of any such Board Committee, and charge such remuneration to the current expenses of the Company.

19.3
The meetings and proceedings of any such Board Committee consisting of two or more members of the Board of Directors shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board of Directors so far as the same are applicable thereto and are not replaced by any regulations imposed by the Board of Directors pursuant to Article 19 para. 2 of these Organizational Regulations.

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20	Individual Board Committees

20.1	The Board Committees shall be:

the Audit Committee;
the Compensation Committee;
the Nominating and Corporate Governance Committee; and
any other Board Committees designated by the Board of Directors

20.2
For so long as the shares of the Company are quoted on a domestic or foreign Exchange (as defined in the Articles of Association of the Company), it shall establish and maintain an Audit Committee as a committee of the Board PROVIDED ALWAYS THAT unless otherwise permitted by applicable law and the rules of the Exchange there shall be a minimum of three members of the Audit Committee and all of the members of the Audit Committee shall be Independent Directors. The Audit Committee shall comply with the rules or regulations of the Exchange as promulgated from time to time so long as the shares of the Company are listed on the Exchange. The responsibilities of the Audit Committee shall include all such matters as are required by applicable law and the rules and regulations of the Exchange.

Part VII	CHIEF EXECUTIVE OFFICER (CEO)

21	Powers and Duties

21.1
The Chief Executive Officer shall have the general control and management of the business and affairs of the Company and direct the Company's Executive Management pursuant to Section 23.1 of these Organizational Regulations, subject to the direction and control of the Board of Directors. Under the direction of the Chief Executive Officer, the Executive Management shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall exercise or perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board of Directors or any Board Committee empowered to authorize the same. The Chief Executive Officer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors or any Board Committee empowered to authorize the same.

Part VIII	[INTENTIONALLY OMITTED]

Part IX	EXECUTIVE MANAGEMENT, OTHER OFFICERS

23	Composition of the Executive Management | Powers and Duties

23.1
The Executive Management shall include the Chief Executive Officer and such other officers expressly designated by the Board of Directors to be members of the Executive Management. Under the direction of the Chief Executive Officer, the Executive Management shall have the primary responsibility to make significant operational decisions to implement the Company’s strategic objectives. The Chief Executive Officer shall define the organization of the Executive Management, and manage and supervise the other members of Executive Management. The Chief Executive Officer may delegate specific tasks and responsibilities to the other members of Executive Management.

23.2
The President shall exercise or perform such powers and duties as may from time to time be assigned to the President by the Board of Directors or the Chief Executive Officer. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Chief Executive Officer, Board of Directors or any Board Committee empowered to authorize the same.

23.3
Each Vice-President shall have such powers and duties as shall be prescribed by the Chief Executive Officer, the President, the Chairman of the Board of Directors, or the Board of Directors. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors or any Board Committee empowered to authorize the same.

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23.4
The Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Chief Executive Officer, the President, the Chairman of the Board of Directors or the Board of Directors.

23.5
In addition to the duties set forth in Article 8, it shall be the duty of the Secretary to act as secretary at all meetings of the Board of Directors and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Company are duly given and served.

23.6
The Secretary shall have charge of the register of shareholders and also of the other books, records, and papers of the Company and shall see that the reports, statements and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President, the Chairman of the Board of Directors or the Board of Directors.

23.7
A provision of the Law or of the Articles of Association or these Organizational Regulations requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied  by its being done by or to the same person acting both as Director and as or in place of the Secretary.

23.8
The Controller shall perform all of the duties incident to the office of the Controller and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the President, the Chairman of the Board of Directors or the Board of Directors.

23.9
The Assistant Treasurers, the Assistant Secretaries and the Assistant Controllers shall perform such duties as shall be assigned to them by the Treasurer, Secretary or Controller, respectively, or by the Chief Executive Officer, the President, the Chairman of the Board of Directors or the Board of Directors.

23.10
The Board of Directors may from time to time authorize any officer to appoint and remove any other officer or agent and to prescribe such person’s authority and duties. Any person may hold at one time two or more offices. Each officer shall have such authority and perform such duties, in addition to those specified in these Organizational Regulations, as may be prescribed by the Board of Directors from time to time.

24	[Intentionally Omitted]

25	Term of Office

25.1
Each officer shall hold office for the term for which appointed by the Board of Directors, and until the officer’s successor has been appointed and qualified or until such officer’s earlier resignation or removal. Any officer may be removed by the Board of Directors, with or without cause. The election or appointment of an officer shall not in and of itself create contractual rights against the Company. Any officer may resign at any time by giving written notice to the Board of Directors or the Secretary. Any such resignation shall take effect at the time specified therein, or if such time is not specified therein, then upon receipt of such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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Part X	GENERAL PROVISIONS

26	Signatory Power

26.1	The Directors, officers and other persons authorized to represent the Company and the subsidiaries shall have single or joint signatory power, as determined appropriate by the Board of Directors.

27	Insurance

27.1	The Company may procure directors’ and officers’ liability insurance for the Directors and for officers of the Company. Any costs of insurance shall be charged to the Company or its subsidiaries.

28	Confidentiality

28.1
The members of the managing bodies are obliged to treat as absolutely confidential all facts to which they are privy during the exercise of their duties and shall not divulge or disclose these to third parties. This obligation shall last beyond the termination of their engagement with the Company.

28.2	All documents shall be carefully stored and must be returned to the Company at the latest upon termination of the engagement for the Company.

Part XI	FINAL PROVISIONS

29	Effectiveness

29.1	These Organizational Regulations, and any amendment thereto, shall become effective upon approval by the Board of Directors.

30	Change of or Amendments to these Organizational Regulations

30.1
Any change of or amendment to these Organizational Regulations shall only be valid if the Board of Directors approved such change or amendment with the attendance quorum and the majority as set forth in Art. 14 para. 1, 2 and 3 respectively of these Organizational Regulations.

Approved by the Board of Directors in Grand Cayman, Cayman Islands, on 14 February 2014.

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